Exhibit 99.1

NOVATO, Calif.—June 27, 2003—Sonic Solutions (Nasdaq:SNIC—News), the leader in DVD creation software, today announced a public offering of one million shares of its common stock at a price of $8.50 per share to institutional investors, for gross proceeds of $8.5 million. The shares are being offered under the Company’s “shelf” registration statement, on Form S-3, as amended.

The Company estimates net proceeds from the financing to be approximately $8 million after deducting placement agent fees and the estimated costs associated with the offering. The Company plans to use the net proceeds of this financing for working capital, possible acquisitions, and/or other general corporate purposes.

“Sonic’s revenue has increased each quarter over the past six quarters,” said Clay Leighton, Sonic’s Chief Financial Officer. “Institutional investors have increasingly expressed interest in our shares. This offering is a way for us to bring additional institutional shareholders into the Sonic family and increase our cash reserves as we undertake new initiatives.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and there will not be any sales of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made by means of a prospectus supplement to a prospectus that is part of a shelf registration statement, which was previously filed with and declared effective by the Securities and Exchange Commission.

Copies of the prospectus and the prospectus supplement can be obtained from Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, or by calling the Company.

NOTE: This release contains forward-looking statements regarding the amount of expected proceeds from the public offering, our expected use of these proceeds and other statements about our plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk that the offering is not consummated, the possibility that we decide to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-K for the year ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

Based in Marin County, California, Sonic Solutions (http://www.sonic.com) is the world’s leading supplier of DVD creation software for professional, industrial and consumer applications. The majority of major film releases on DVD have been produced on Sonic’s professional DVD authoring systems in studios around the world. Sonic’s MyDVD® and DVDit!® are the most widely used DVD creation applications by consumers and video enthusiasts and are the solutions of choice among the key PC and after-market drive suppliers. Sonic’s RecordNow™ is a leading solution for audio and data mastering. Sonic’s AuthorScript®, the DVD and CD formatting and burning engine that underlies Sonic’s applications, is the most widely deployed DVD software engine and has been licensed by Adobe, Microsoft, Sony, and many others.

Sonic, the Sonic logo, Backup MyPC, CinePlayer, DVD PrePlay, DVD Producer, Edit-on-DVD, OpenDVD, PrimeTime, RecordNow and Simple Backup are trademarks of Sonic Solutions. AuthorScript, AutoDVD, DVD-Audio Creator, DVD Creator, DVDit!, DVD Fusion, MyDVD, NoNOISE, ReelDVD, Scenarist and Sonic Solutions are registered trademarks of Sonic

Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.